Exhibit 10.1

SECOND AMENDMENT TO ADDENDUM TO MORTGAGE SELLING AND SERVICING CONTRACT (EAF Agreement)

This Second Amendment (the “Second Amendment”) to that Addendum To Mortgage Selling and Servicing Contract dated effective as of December 31, 2012 (the “EAF Agreement”) by and between FANNIE MAE, a corporation organized and existing under the laws of the United States (“Fannie Mae”) and Nationstar Mortgage LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Servicer”), is hereby mutually agreed upon and entered into effective April 1, 2013.

WITNESSETH:
WHEREAS, pursuant to that First Amendment to the EAF Agreement dated effective January 31, 2013, Fannie Mae agreed to increase the Early Reimbursement Amount Limit to accommodate Eligible Advances and Legacy Servicing Advances applicable to the Mortgage Loans the mortgage servicing rights to which Servicer acquired from Bank of America, National Association on or about January 31, 2013; and
WHEREAS, Fannie Mae and Servicer agreed to memorialize in a written agreement the amount and the effective date of the increases applicable to the mortgage servicing rights Servicer acquired from Bank of America, National Association on or about January 31, 2013.
NOW, THEREFORE, in consideration of the mutual premises, covenants and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon terms and subject to the conditions set forth herein, the Fannie Mae and Servicer agree as follows:
Section 1.     Defined Terms. Unless otherwise defined herein, capitalized terms which are defined in the EAF Agreement, as amended hereby, are used herein as therein defined.
Section 2.     Early Reimbursement Amount Limit. To accommodate Eligible Advances and Legacy Servicing Advances applicable to the Mortgage Loans the mortgage servicing rights to which Servicer acquired from Bank of America, National Association on or about January 31, 2013, the Section of the EAF Agreement titled “Early Reimbursement Amount Limit” shall be amended and restated to provide as follows:
Fannie Mae's obligation to make payment of Periodic Early Reimbursement Amounts will not exceed a maximum Aggregate Early Reimbursement Amount of Seven Hundred Seventy-Five Million ($775,000,000) dollars effective April 1, 2013, provided that the total of such amount attributable to Legacy Servicing Advances applicable to servicing transferred from Aurora Bank FSB shall not exceed Sixty-Three Million ($63,000,000) dollars.
Section 3.     Continuing Effect of the EAF Agreement. Except as expressly amended hereby, the provisions of the EAF Agreement are and shall remain in full force and effect.

Section 4.     Counterparts. This Second Amendment to EAF Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned parties has caused this Second Amendment to EAF Agreement to be duly executed in its name by one of its duly authorized officers, all as of the date first above written.
FANNIE MAE                     NATIONSTAR MORTGAGE LLC
By:     /s/ Tara Malone                By:     /s/ Amar Patel
Name:    Vice President                    Name: Amar Patel
Title:     Vice President                    Title:     Executive Vice President